PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED JULY 16, 1999)


     On August 13, 1999, Det Sondenfjelds-Norske Dampskibsselskab ASA agreed to sell the 4,125,000 shares of our common stock offered by the prospectus to various purchasers. Raymond James & Associates, Inc. acted as sales agent in connection with these transactions and purchased a de minimis number of the offered shares for its own account. We will not receive any proceeds from the sale of common stock by the selling shareholder.





        The date of this supplement is August 17, 1999.